Exhibit 3.39

LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

OF

EUREKA HOLDINGS, LLC

This Limited Liability Company Operating Agreement is made and entered into as of August    , 2005 (the “Agreement”) for Eureka Holdings, LLC, a limited liability company organized under the laws of the State of Delaware (the “Company”).

W I T N E S S E T H:

WHEREAS, Eureka Broadband Corporation, a Delaware corporation, is the sole member of the Company (the “Sole Member”), and desires to enter into this Agreement to set forth its rights, obligations and duties with respect to the Company.

NOW, THEREFORE, the Sole Member intends this Agreement to serve as a “limited liability company agreement” as such term is defined in 18-101(7) of the Delaware Limited Liability Company Act (the “Act”).

ARTICLE I

The Company

Section 1.1 Name. The name of the limited liability company is:

Eureka Holdings, LLC

Section 1.2 Registered Agent. The initial registered agent for the Company shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, State of Delaware 19801. The registered office and the registered agent may be changed from time to time by action of the Managers by filing notice of such change with the Secretary of State of the State of Delaware. The Managers will promptly notify the Sole Member of any change of the registered office or registered agent. The Company may also have offices at such other places within or outside of the State of Delaware as the Managers may from time to time determine.

Section 1.3 Term. The Company shall have a perpetual existence unless dissolved in accordance with the Act.

Section 1.4 Fiscal Year. The fiscal year of the Company shall end on December 31 of each calendar year (the “Fiscal Year”).

Section 1.5 Purpose. The purpose of the Company shall be to hold securities of operating companies of the Sole Member and to carry on any lawful business, purpose or activity for which limited liability companies may be organized under the Act.

Section 1.6 Title to Company Property. All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company, and the Sole Member shall not have any record ownership interest in such property. Title to all such property may be held in the name of the Company or a designee, which designee may be the Sole Member or an entity affiliated with the Sole Member.

ARTICLE II

Managers

Section 2.1 Management of the Company. The Company shall initially be managed by two managers (the “Managers”). The initial Managers shall be Jeffrey E. Ginsberg and Raul Martynek. The Managers shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business.

Section 2.2 Liability for Certain Acts. The Managers shall perform their managerial duties in good faith, in a manner reasonably believed to be in the best interests of the Company, and with such care and business judgment as an ordinarily prudent person in a like position would use under similar circumstances. The Managers do not, in any way, guarantee the return of the Sole Member’s capital contributions or a profit for the Sole Member from the operations of the Company. The Manager who so performs the duties of the Manager shall not be personally liable to the Company or to the Sole Member for any loss or damage sustained by the Company or the Sole Member, unless (i) the Manager has breached or failed to perform the duties of his or her position under the Act or this Agreement; and (ii) the breach or failure to perform constitutes self-dealing or willful misconduct by the Manager. Nothing in this paragraph shall apply to the liability of a Manager pursuant to any criminal statute, or for the payment of taxes pursuant to federal, state or local law.

Section 2.3 Indemnification of the Managers. Except as otherwise prohibited by the Act, the Company shall indemnify, defend and hold harmless the Managers against all claims, actions, proceedings, demands, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees) (together, “Losses”) to the extent the same arise directly or indirectly from the conduct of the business of the Company, except any Losses caused by self-dealing or willful misconduct by the Managers.

Section 2.4 Outside Interests. The Managers shall not be required to manage the Company as their sole and exclusive function and the Managers may engage, invest and participate in, and otherwise enter into, other business ventures of any kind, nature and description individually and with others, whether or not any such business venture competes with the business of the Company, and neither the Company, the Managers nor the Sole Member shall have any right in or to any such activities or the income or profits derived therefrom.

Section 2.5 Reliance by Third Parties. Persons dealing with the Company are entitled to rely conclusively upon a certificate of a Manager to the effect that he is then acting as the Manager and upon the power of the Manager as herein set forth.

Section 2.6 Bank Accounts. The Managers may from time to time open bank accounts in the name of the Company, and the Managers shall be the signatories thereon, unless the Managers determine otherwise.

Section 2.7 Resignation. A Manager may resign at any time by giving written notice to the Company. The resignation of the Manager shall be effective upon receipt of such notice or at such later time as shall be specified in the notice. Unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make such resignation effective.

Section 2.8 Removal. A Manager may be removed from office at any time by the Sole Member, without assigning any cause.

Section 2.9 Vacancies. Any vacancy occurring for any reason in the office of Manager may be filled by written consent of the Sole Member.

Section 2.10 Compensation. The Managers will not be entitled to compensation for their services as Manager. The Company shall, however, reimburse the Managers for their reasonable expenses incurred in connection with their services to the Company.

ARTICLE III

Officers

Section 3.1 Officers Generally.

(a) Number, Qualifications and Designation. The Managers shall have the authority to appoint officers of the Company as may be elected in accordance with the provisions of Section 3.2. Officers may, but need not be Managers of the Company. Any number of offices may be held by the same person.

(b) Bonding. The Company may secure the fidelity of any or all of its officers by bond or otherwise.

(c) Standard of Care. Officers of the Company shall be subject to the same standards of conduct, including standards of care and loyalty and rights of justifiable reliance, as shall at the time be applicable to Managers of the Company.

Section 3.2 Election, Term of Office and Resignations.

(a) Election and Term of Office. The officers of the Company shall be elected by the Managers, and each such officer shall hold office until a successor has been selected and qualified or until his or her earlier death, resignation or removal.

(b) Resignations. An officer of the Company may resign at any time by giving written notice to the Company. The resignation of an officer shall be effective upon receipt of such notice or at such later time as shall be specified in the notice. Unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make such resignation effective.

Section 3.3 Removal of Officers and Agents. Any officer or agent of the Company may be removed by the Managers with or without cause. The removal shall be without prejudice to the contract rights, if any, of any person so removed. Election or appointment of any officer or agent shall not of itself create contract rights.

Section 3.4 Vacancies. A vacancy in any office because of death, resignation, removal, disqualification, or any other cause may be filled by the Managers or by the officer or committee to which the power to fill such office has been delegated pursuant to 3.2, as the case may be.

Section 3.5 Authority. All officers of the Company, as between themselves and the Company, shall have such authority and perform such duties in the management of the Company as may be provided by or pursuant to resolutions or orders of the Managers or, in the absence of controlling provisions in the resolutions or orders of the Managers, as may be determined by or pursuant to this Agreement.

Section 3.6 The Chairman. The chairman shall preside at all meetings of the Managers, and shall perform such other duties as may from time to time be requested by the Managers. The current chairman shall be Jeffrey E. Ginsberg.

Section 3.7 The President. The president shall have general supervision over the business and operations of the Company, subject, however, to the control of the Sole Member or the Managers and the chairman. The president shall sign, execute, and acknowledge, in the name of the Company, deeds, mortgages, bonds, contracts or other instruments, authorized by the Managers or by this Agreement; and, in general, shall perform all duties incident to the office of the president and such other duties as from time to time may be assigned by the Managers and the chairman. The current president shall be Raul Martynek.

Section 3.8 The Secretary. The secretary shall attend all meetings of the Managers and all committees thereof and shall record all votes of the members and of the Managers and the minutes of the meetings of the members and of the Managers and of committees of the Managers in a book or books to be kept for that purpose; shall see that notices are given and records and reports property kept and filed by the Company as required by law; and, in general, shall perform all duties incident to the office of secretary, and such other duties as may from time to time be assigned by the Sole Member, the Managers or the president. The current secretary shall be Adam Lewis.

Section 3.9 The Treasurer. The treasurer or an assistant treasurer shall have or provide for the custody of funds or other property of the Company; shall collect and receive or provide for the collection and receipt of moneys earned by or in any manner due to or received by the Company; shall deposit all funds in its custody as treasurer in such banks or other places of deposit as the Managers may from time to time designate; shall, whenever so required by the Sole Member or the Managers, render an account showing all transactions as treasurer, and the financial condition of the Company; and, in general, shall discharge such other duties as may from time to time be assigned by the Managers or the president. The current treasurer shall be Edward Kazar.

Section 3.10 Indemnification of the Officers. Except as otherwise prohibited by the Act, the Company shall indemnify, defend and hold harmless the Officers against all Losses, to the extent the same arise directly or indirectly from the conduct of the business of the Company, except any Losses caused by self-dealing or willful misconduct by the Officers.

ARTICLE IV

Capitalization and Assignments

Section 4.1 Capital Contributions. The Sole Member shall have the right to make capital contributions to the Company from time to time. Neither the Company nor the Managers may require the Sole Member to make any additional capital contributions.

Section 4.2 Use of Capital Contributions. The Capital Contributions made pursuant to this Article shall be used, together with other funds available to the Company, to engage in the business and for the payment of the liabilities and obligations of the Company.

Section 4.3 Assignments. The Sole Member may assign in whole or in part its limited liability company interest in the Company.

Article V

The Sole Member

Section 5.1 Activities of the Sole Member. The Sole Member and any affiliates of the Sole Member may engage in or hold an interest in other business ventures of any nature, including ventures and activities similar to and competitive with the Company.

Section 5.2 Membership Interests Certificated. The Company shall be authorized to issue 100 membership units of which all 100 membership units shall be issued to the Sole Member. The interests of the Sole Member in the Company shall be certificated. Pursuant to and in accordance with the provisions of 6 Del. Code Section 8-103(c), all membership interests shall be considered and treated as “securities” (within the meaning of 6 Del. Code Section 8-102(a)(15)) governed by Article 8 of the Delaware Uniform Commercial Code. The Manager may cause any or all membership interests to be evidenced and represented by a certificate of limited liability company interest issued by the Company to the Member in form and substance as determined by the Manager. Any such certificate is intended to be and shall be considered a “security certificate” within the meaning of 6 Del. Code Section 8-102(a)(16). The membership interests represented or evidenced by such certificate(s) are intended to be treated as and shall be considered “certificated securities” within the meaning of 6 Del. Code Section 8-102(a)(4). The Manager is hereby authorized, empowered and directed to execute and deliver any such certificate.

Section 5.3 Manner of Acting. Except as otherwise provided in the Act or the Certificate or this Agreement, whenever any Company action is to be taken by vote of the members of the Company, it shall be authorized upon receiving the prior written consent of the Sole Member.

Section 5.4 Indemnification of the Sole Member. Except as otherwise prohibited by the Law, the Company shall indemnify, defend and hold harmless the Sole Member against all claims, actions, proceedings, demands, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees) to the extent same arise directly or indirectly from the conduct of the business of the Company, except any Losses caused by self-dealing or willful misconduct by the Sole Member.

ARTICLE VI

Dissolution

Section 6.1 Dissolution. The Company shall be dissolved upon the occurrence of any of the following events (“Dissolution Event”):

(a) The consent of the Managers;

(b) The consent of the Sole Member;

(c) Upon the sale by the Company of all or substantially all of its assets;

(d) Upon the Company ceasing to be taxed as a partnership for Federal income tax purposes; or

(e) Upon the entry of a decree of judicial dissolution under 18-802 of the Act.

Section 6.2 Application of Proceeds. Upon dissolution of the Company, the Managers shall wind up the business of the Company and the assets of the Company shall be liquidated, and the cash proceeds applied, first to the satisfaction of creditors and then to the Sole Member.

Section 6.3 Period of Liquidation. A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Company to minimize losses; provided, that liquidating distributions shall be made within the time specified in Treas. Reg. Section l.704-l(b)(2)(ii)(b)(2).

ARTICLE VII

Miscellaneous

Section 7.1 Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the Subject matter hereof and supersedes all prior understandings and agreements of the parties with respect thereto.

Section 7.2 Amendments. The Certificate and this Agreement may not be amended except by the prior written consent of the Sole Member.

Section 7.3 Headings. The titles of the Articles and the headings of the Sections of this Agreement are for convenience of reference only and are not to be considered in construing the terms and provisions of this Agreement.

Section 7.4 Pronouns. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons, firm or corporation may require in the context thereof.

Section 7.5 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, that would have originally constituted a violation, from having the effect of an original violation.

Section 7.6 Severability. If any provision of this Agreement or its application to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and its application shall not be affected and shall be enforceable to the fullest extent permitted by law.

Section 7.7 Further Assurances. The Sole Member shall execute all such certificates and other documents and shall do all such other acts as the Managers deem appropriate to comply with (a) the requirements of law for the formation of the Company, (b) any laws, rules, regulations and third-party requests relating to the acquisition, operation or holding of the property of the Company or (c) the intent and purposes of this Agreement.

Section 7.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Section 7.9 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Operating Agreement of Eureka Holdings, LLC as of the date first written above.

SOLE MEMBER:

EUREKA BROADBAND CORPORATION

By:	/s/ Jeffrey E. Ginsberg
Name: Jeffrey E. Ginsberg
Title: Chairman of the Board